NEWS RELEASE
07

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Constellation Brands Reports
Q1 Fiscal 2011 Results

•	Achieves comparable basis diluted EPS of $0.38 and reported basis diluted EPS of $0.22; comparable basis results reflect favorable tax rate
•	U.S. distributor program gains traction
•	Initiates $300 million accelerated stock buyback and updates full-year diluted EPS guidance to reflect transaction benefits
•	On target to achieve free cash flow of $350 - $400 million

First Quarter 2011 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$788	-1%	$788	-1%

Operating income	$103	-17%	$96	14%

Operating margin	13.1%	-270 bps	12.2%	150 bps

Equity in earnings of equity method investees**	$55	-12%	$55	-13%

Earnings before interest and taxes (EBIT)	$158	-16%	NA	NA

Net income	$83	14%	$49	NM

Diluted earnings per share	$0.38	15%	$0.22	NM

VICTOR, N.Y., July 1, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, reported today its first quarter fiscal 2011 results.

 "I am pleased with our first quarter results that are in line with our expectations,” said Rob Sands, president and chief executive officer,

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Constellation Brands. “We are beginning to see benefits from our focus on profitable organic growth. Our U.S. distributor initiative gained traction in the first quarter as we experienced improved results at retail. We also increased brand investments and promotional activities and launched several new products, all of which drove an improvement in depletion trends. Examples of new products introduced during the quarter include blüfeld German riesling, Black Box malbec, Woodbridge by Robert Mondavi brut sparkling wine and the Arbor Mist White Pear pinot grigio.”

First Quarter 2011 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$788	-1%	-5%	$788	5%	-
Wine	$729	-	-5%	$729	4%	-1%
North America Wine	$532	1%	-2%	$532	1%	-2%
Australia and Europe Wine	$198	-5%	-13%	$198	10%	1%
Spirits	$58	-3%	-3%	$58	28%	28%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NM=Not meaningful; NA=Not applicable

Net Sales Commentary

Reported consolidated net sales decreased one percent due primarily to the divestitures of the U.K. cider and value spirits businesses partially offset by the favorable impact of year-over-year currency exchange rate fluctuations.

Consolidated wine organic net sales on a constant currency basis decreased one percent. North America wine net sales on a constant currency basis decreased two percent as a slight increase in volume was more than offset by higher promotion costs. Australia and Europe wine net sales on an organic constant currency basis increased one percent versus the prior year first quarter.

Total spirits organic net sales increased 28 percent for the quarter, led by a 40 percent gain for SVEDKA vodka. “Our first ever SVEDKA television advertising campaign which asks consumers “R.U. bot or not?” generates excitement around this phenomenal vodka brand,” said Sands. “The

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unique campaign featuring the SVEDKA fembot continues to resonate well with consumers.”

Operating Income, Net Income, Diluted EPS Commentary

The consolidated comparable basis operating income decline was primarily driven by a $15 million decrease in the North America wine segment due primarily to higher promotion spending.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $54 million, a decrease of 14 percent from the prior year first quarter.  For first quarter 2011, Crown generated net sales of $622 million, a decrease of three percent, and operating income of $109 million, a decrease of 14 percent. Net sales for Crown were impacted primarily by higher promotions, unfavorable mix and lower volume. Operating income for Crown decreased primarily due to timing of promotional and marketing investments, a contractual product cost increase, unfavorable mix and lower volume.

“After successfully executing the Cinco de Mayo holiday programming and kicking off promotions tied to World Cup Soccer, Crown launched its largest promotion ever with the ‘Win A Beach Getaway.’ This summer consumer sweepstakes event is the first time that Crown has fully integrated television advertising, packaging and promotional displays in both on and off premise channels,” said Sands. “We believe these programs and other activities helped to drive positive depletion growth during the quarter.”

For first quarter 2011, pre-tax restructuring charges and unusual items totaled $7 million compared to $40 million for the prior year first quarter.

Interest expense totaled $49 million, a decrease of 29 percent. The decrease was primarily due to lower average interest rates and borrowings during the quarter.

The comparable basis effective tax rate for the quarter was 24 percent which reflects the favorable outcome of various tax items and compares to a 39 percent rate for the prior year first quarter. The company continues to anticipate a full year comparable basis effective tax rate of 35 percent. The reported basis effective tax rate for the quarter reflects a $0.13 diluted EPS charge associated with a valuation allowance against deferred tax assets in the U.K.

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Common Stock Repurchase

On April 16, 2010, the company entered into a $300 million accelerated stock buyback (ASB) transaction. During the first quarter, the company received 13.8 million shares of Class A Common Stock, representing the minimum number of shares that will be received under the ASB transaction. The final number of shares to be received under the ASB transaction will be determined at the close of the transaction. The company used its revolving credit facility to fund the ASB transaction.

“For fiscal 2011, the company anticipates generating strong free cash flow in the range of $350-$400 million,” said Bob Ryder, chief financial officer, Constellation Brands. “While we plan to continue to pay down debt in fiscal 2011, we have redeployed a portion of free cash flow to repurchase stock as we believe Constellation shares represent good value. We are increasing our EPS guidance by $0.10 to reflect the estimated benefit of the stock buyback.”

Summary

“The first quarter represents a solid start to the year,” said Sands. “We are on track to achieve our strategic and financial goals, the most important of which is to drive profitable organic growth. While macroeconomic and competitive challenges persist, we are encouraged by improving market trends in our U.S. wine and beer businesses.”

 Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2011 compared to fiscal year 2010 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2011
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY11 Estimate	FY10 Actual	FY11 Estimate	FY10 Actual
Fiscal Year Ending Feb. 28	$1.33-$1.48	$0.45	$1.63 - $1.78	$1.69

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Full-year fiscal 2011 guidance includes the following current assumptions:

•	Interest expense: approximately $210 - $220 million

•
Tax rate: approximately 40 percent on a reported basis, as compared to 35 percent on a comparable basis, primarily due to a provision of five percentage points associated with the recognition in first quarter 2011 of a valuation allowance against deferred tax assets in the U.K.

•	Weighted average diluted shares outstanding: approximately 212 million

•	Free cash flow: $350 - $400 million

Conference Call

A conference call to discuss first quarter fiscal 2011 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, July 1, 2010 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

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About Constellation Brands

Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 150 countries and operations at more than 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on August 31, 2010, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;

•	fluctuations in the volume weighted average price of the Company’s Class A Common Stock during the remainder of the calculation period under the ASB transaction;

•	actual date of the termination of the calculation period under the ASB transaction;

•	final number of shares of Class A Common Stock received as a result of the ASB transaction;

•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;

•
restructuring charges, acquisition-related integration costs and other one-time costs associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

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•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2010,  which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2010	February 28, 2010
Assets

Current Assets:
Cash and cash investments	$20.9	$43.5
Accounts receivable, net	636.5	514.7
Inventories	1,795.6	1,879.9
Prepaid expenses and other	109.0	151.0

Total current assets	2,562.0	2,589.1

Property, plant and equipment, net	1,522.9	1,567.2
Goodwill	2,570.9	2,570.6
Intangible assets, net	922.7	925.0
Other assets, net	317.6	442.4

Total assets	$7,896.1	$8,094.3

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$564.7	$371.2
Current maturities of long-term debt	252.1	187.2
Accounts payable	224.8	268.8
Accrued excise taxes	50.8	43.8
Other accrued expenses and liabilities	441.8	501.6

Total current liabilities	1,534.2	1,372.6

Long-term debt, less current maturities	3,201.0	3,277.1
Deferred income taxes	547.5	536.2
Other liabilities	316.0	332.1

Total liabilities	5,598.7	5,518.0

Total stockholders' equity	2,297.4	2,576.3

Total liabilities and stockholders' equity	$7,896.1	$8,094.3

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2010	May 31, 2009

Sales	$976.2	$1,003.8
Excise taxes	(188.7)	(212.2)
Net sales	787.5	791.6

Cost of product sold	(517.5)	(522.9)
Gross profit	270.0	268.7

Selling, general and administrative expenses	(168.8)	(165.1)
Restructuring charges	(4.9)	(18.9)
Operating income	96.3	84.7

Equity in earnings of equity method investees	54.5	62.8
Interest expense, net	(48.5)	(68.4)
Income before income taxes	102.3	79.1

Provision for income taxes	(53.2)	(72.6)
Net income	$49.1	$6.5

Earnings Per Common Share:
Basic - Class A Common Stock	$0.23	$0.03
Basic - Class B Common Stock	$0.21	$0.03

Diluted - Class A Common Stock	$0.22	$0.03
Diluted - Class B Common Stock	$0.21	$0.03

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	192.713	195.233
Basic - Class B Common Stock	23.726	23.744

Diluted - Class A Common Stock	218.856	219.820
Diluted - Class B Common Stock	23.726	23.744

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2010	May 31, 2009
Cash Flows From Operating Activities
Net income	$49.1	$6.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax provision (benefit)	35.3	(27.1)
Depreciation of property, plant and equipment	30.9	34.1
Equity in earnings of equity method investees, net of distributed earnings	23.1	(23.6)
Stock-based compensation expense	11.0	12.2
Amortization of intangible and other assets	3.7	3.1
Loss on business sold	-	0.8
(Gain) loss on disposal or impairment of long-lived assets, net	(1.4)	0.4
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(133.3)	(132.8)
Inventories	61.0	34.5
Prepaid expenses and other current assets	7.0	4.9
Accounts payable	(30.6)	(28.2)
Accrued excise taxes	8.5	6.0
Other accrued expenses and liabilities	(0.7)	55.2
Other, net	(3.9)	(0.8)
Total adjustments	10.6	(61.3)
Net cash provided by (used in) operating activities	59.7	(54.8)

Cash Flows From Investing Activities
Proceeds from note receivable	60.0	-
Proceeds from sales of assets	1.1	1.2
Investment in equity method investee	(29.6)	(0.3)
Purchases of property, plant and equipment	(25.6)	(47.1)
(Repayments) proceeds from sale of business	(1.6)	270.2
Other investing activities	0.3	0.3
Net cash provided by investing activities	4.6	224.3

Cash Flows From Financing Activities
Purchases of treasury stock	(300.0)	-
Principal payments of long-term debt	(1.3)	(269.5)
Payment of financing costs of long-term debt	(0.2)	-
Net proceeds from notes payable	194.6	98.6
Exercise of employee stock options	16.7	3.4
Excess tax benefits from stock-based payment awards	4.6	1.2
Net cash used in financing activities	(85.6)	(166.3)

Effect of exchange rate changes on cash and cash investments	(1.3)	0.5

Net (decrease) increase in cash and cash equivalents	(22.6)	3.7
Cash and cash investments, beginning of period	43.5	13.1
Cash and cash investments, end of period	$20.9	$16.8

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Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended
	May 31, 2010	May 31, 2009	Percent Change

Constellation Wines North America (1)
Wine net sales	$531.7	$524.2	1%
Spirits net sales	58.2	60.1	(3%)
Segment net sales	$589.9	$584.3	1%
Segment operating income	$132.5	$147.3	(10%)
% Net sales	22.5%	25.2%
Equity in earnings (losses) of equity method investees	$0.1	$(1.2)	NM

Constellation Wines Australia and Europe (1)
Wine net sales	$197.6	$207.3	(5%)
Segment net sales	$197.6	$207.3	(5%)
Segment operating (loss) income	$(2.9)	$0.3	NM
% Net sales	(1.5%)	-
Equity in earnings of equity method investees	$0.6	$1.1	(45%)

Corporate Operations and Other segment operating loss	$(26.4)	$(22.7)	16%

Equity in earnings of Crown Imports (2)	$54.3	$62.9	(14%)

Reportable Segment Operating Income (A)	$103.2	$124.9
Restructuring Charges and Unusual Items	(6.9)	(40.2)
Consolidated Operating Income (GAAP)	$96.3	$84.7

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$55.0	$62.8
Restructuring Charges and Unusual Items	(0.5)	-
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$54.5	$62.8

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$158.2	$187.7

(1)
In connection with the Company’s change in its internal management structure for its U.K and Australia businesses and the revised strategy within these markets, the Company changed its internal management financial reporting on May 1, 2010, to consist of five operating segments:  Constellation Wines North America, Constellation Wines Australia and Europe, Constellation Wines New Zealand, Crown Imports and Corporate Operations and Other.  For reporting purposes, the Constellation Wines New Zealand operating segment is aggregated with the Constellation Wines North America operating segment due to, among other factors, the vast majority of the wine produced by the Constellation Wines New Zealand operating segment is sold in the U.S. and Canada.  Prior period results have been restated to conform with the new segment presentation.

(2)	Crown Imports Joint Venture Summarized Financial Information

Net sales	$621.5	$639.1	(3%)
Operating income	$108.9	$126.0	(14%)
% Net sales	17.5%	19.7%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain spirits value brands and contract production services on March 24, 2009, and sold its U.K. cider business on January 15, 2010, organic net sales for the three months ended May 31, 2009, are defined by the company as reported net sales less net sales of certain spirits value brands and contract production services and/or net sales of cider. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant
	Three Months Ended				Currency
	May 31,	May 31,	Percent	Currency	Percent
	2010	2009	Change	Impact	Change (1)
Consolidated Net Sales

Wine	$729.3	$731.5	-	5%	(5%)
Spirits	58.2	60.1	(3%)	-	(3%)
Consolidated reported net sales	787.5	791.6	(1%)	4%	(5%)
Less: Spirits net sales (2)	-	(14.8)
Less: Cider net sales (3)	-	(27.7)
Consolidated organic net sales	$787.5	$749.1	5%	5%	-

Consolidated Wine Net Sales
Wine	$729.3	$731.5	-	5%	(5%)
Less: Cider net sales (3)	-	(27.7)
Consolidated wine organic net sales	$729.3	$703.8	4%	5%	(1%)

Constellation Wines North America Net Sales

Wine reported net sales	$531.7	$524.2	1%	3%	(2%)

Spirits reported net sales	$58.2	$60.1	(3%)	-	(3%)
Less: Spirits net sales (2)	-	(14.8)
Spirits organic net sales	$58.2	$45.3	28%	-	28%

Constellation Wines Australia and Europe Net Sales

Wine reported net sales	$197.6	$207.3	(5%)	8%	(13%)
Less: Cider net sales (2)	-	(27.7)
Wine organic net sales	$197.6	$179.6	10%	9%	1%

(1) May not sum due to rounding as each item is computed independently.

(2) For the period March 1, 2009, through March 24, 2009, included in the three months ended May 31, 2009.

(3) For the period March 1, 2009, through May 31, 2009, included in the three months ended May 31, 2009.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended May 31, 2010					Three Months Ended May 31, 2009
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$787.5				$787.5	$791.6				$791.6	(1%)	(1%)
Cost of product sold	(517.5)	1.0	1.0		(515.5)	(522.9)	2.7	4.8		(515.4)	(1%)	-
Gross Profit	270.0	1.0	1.0	-	272.0	268.7	2.7	4.8	-	276.2	-	(2%)
Selling, general and administrative expenses ("SG&A")	(168.8)				(168.8)	(165.1)		13.8		(151.3)	2%	12%
Restructuring charges	(4.9)		4.9		-	(18.9)		18.9		-	(74%)	N/A
Operating Income	96.3	1.0	5.9	-	103.2	84.7	2.7	37.5	-	124.9	14%	(17%)
Equity in earnings of equity method investees	54.5			0.5	55.0	62.8				62.8	(13%)	(12%)
EBIT					158.2					187.7	N/A	(16%)
Interest expense, net	(48.5)				(48.5)	(68.4)				(68.4)	(29%)	(29%)
Income Before Income Taxes	102.3	1.0	5.9	0.5	109.7	79.1	2.7	37.5	-	119.3	29%	(8%)
(Provision for) benefit from income taxes	(53.2)	(0.4)	(1.3)	28.1	(26.8)	(72.6)	(1.1)	27.1	-	(46.6)	(27%)	(42%)
Net Income	$49.1	$0.6	$4.6	$28.6	$82.9	$6.5	$1.6	$64.6	$-	$72.7	NM	14%
Diluted Earnings Per Common Share	$0.22	$-	$0.02	$0.13	$0.38	$0.03	$0.01	$0.29	$-	$0.33	NM	15%
Weighted Average Common Shares Outstanding - Diluted	218.856	218.856	218.856	218.856	218.856	219.820	219.820	219.820	219.820	219.820

Gross Margin	34.3%				34.5%	33.9%				34.9%
SG&A as a percent of net sales	21.4%				21.4%	20.9%				19.1%
Operating Margin	12.2%				13.1%	10.7%				15.8%
Effective Tax Rate	52.0%				24.4%	NM				39.1%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2010, and May 31, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended May 31, 2010, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $5.5 million, net of a tax benefit of $1.2 million.  For the three months ended May 31, 2009, strategic business realignment items primarily include tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million and costs recognized by the company in connection with the Global Initiative of $21.2 million, net of a tax benefit of $9.5 million.

(3)	For the three months ended May 31, 2010, other consists of a valuation allowance against deferred tax assets in the U.K. of $28.1 million.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2011

Forecasted diluted earnings per share - reported basis (GAAP)	$1.33	$1.48
Strategic business realignment (1)	0.17	0.17
Other (2)	0.13	0.13
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.63	$1.78

Actual for the Year Ended February 28, 2010

Diluted earnings per share - reported basis (GAAP)	$0.45
Inventory step-up	0.02
Strategic business realignment (1)	0.50
Other (2)	0.71
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.69

(1)
Includes $0.12, $0.04 and $0.01 diluted earnings per share for the year ending February 28, 2011, associated with the Global Initiative; the Australian Initiative and the Fiscal 2008 Plan, respectively.  Includes $0.23, $0.17, $0.10, $0.05, $ 0.01 and ($0.06) diluted earnings per share for the year ended February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business;  the Australian Initiative; the Fiscal 2007 Wine Plan; other previously announced restructuring plans; and a gain recognized by the company in connection with the sale of its U.K. cider business, respectively.(3)

(2)
Includes $0.13 diluted earnings per share for the year ending February 28, 2011, associated primarily with a valuation allowance against deferred tax assets in the U.K.  Includes $0.44, $0.16 and $0.11 diluted earnings per share for the year ended February 28, 2010, associated with impairment of certain intangible assets; loss on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value; and the impairment of the Company’s investment in Ruffino, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance
Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2011

Net cash provided by operating activities (GAAP)	$460.0	$530.0
Purchases of property, plant and equipment	(110.0)	(130.0)
Free cash flow (Non-GAAP)	$350.0	$400.0

	Actual for the Three Months Ended May 31, 2010	Actual for the Three Months Ended May 31, 2009

Net cash provided by (used in) operating activities (GAAP)	$59.7	$(54.8)
Purchases of property, plant and equipment	(25.6)	(47.1)
Free cash flow (Non-GAAP)	$34.1	$(101.9)